Exhibit 99.1

FOR IMMEDIATE RELEASE

Wingstop Announces Resignation of Flynn K. Dekker as Chief Marketing Officer

DALLAS, March 19, 2018 — Wingstop Restaurants Inc. (NASDAQ:WING), the award-winning wing concept with more than 1,100 locations worldwide, today announced that Flynn K. Dekker has resigned as Chief Marketing Officer, effective March 21, 2018. Mr. Dekker plans to take a sabbatical and spend time with family. Mr. Dekker has agreed to provide consulting services to the Company after his resignation date to ensure continuity and an effective transition. An executive search is currently underway for a new Chief Marketing Officer.

“We thank Flynn for his leadership and many contributions to Wingstop. Flynn has been instrumental to Wingstop’s success and has helped position the brand for continued success well into the future. He has been a valued friend and business partner and he will be greatly missed,” said Charlie Morrison, Chairman and Chief Executive Officer of Wingstop.

About Wingstop

Founded in 1994 and headquartered in Dallas, Texas, Wingstop Inc. (NASDAQ:WING) franchises more than 1,100 locations and as of the end of 2017, the Company had over 1,000 signed commitments for new restaurant development globally. The Wing Experts’ menu features classic and boneless wings with 11 bold, distinctive flavors including Original Hot, Cajun, Atomic, Mild, Teriyaki, Lemon Pepper, Hawaiian, Garlic Parmesan, Hickory Smoked BBQ, Louisiana Rub, and Mango Habanero. Wingstop’s wings are always cooked to order, hand-sauced and tossed and served with a variety of house-made sides including fresh-cut, seasoned fries. Having grown its domestic same store sales for 14 consecutive years, the Company has been ranked #3 on the “Top 100 Fastest Growing Restaurant Chains” by Nation’s Restaurant News (2016), #7 on the “Top 40 Fast Casual Chains” by Restaurant Business (2016), and was named one of “The Restaurant Industry’s 9 Best Franchise Deals” by QSR magazine (2017). Wingstop was ranked #88 on Fortune’s 100 Best Medium Workplaces list in October 2016. Follow us on facebook.com/Wingstop and Twitter @Wingstop.

Media Contact

Brian Bell

972-707-3956

bbell@wingstop.com

Investor Contact

Raphael Gross

203-682-8253

raphael.gross@icrinc.com